UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2009

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2009, the stockholders of Emergent BioSolutions Inc. approved the Emergent BioSolutions Inc. Amended and Restated 2006 Stock Incentive Plan (the “Amended Plan”), triggering the effectiveness of the Amended Plan. The board of directors adopted the Amended Plan on March 31, 2009, subject to stockholder approval.  Among other things, the Amended Plan:

•        increases the number of shares of our common stock available for issuance under the 2006 Stock Incentive Plan by 3,900,000 shares, subject to adjustment in the event of stock splits and other similar events;

•        implements a “fungible share pool,” which is a method of computing the maximum aggregate number of shares of common stock available for issuance under the Amended Plan by assigning weighted values to different types of awards under the Amended Plan without assigning specific limits for various awards;

•        establishes that the aggregate number of shares of common stock with respect to which a stock-settled stock appreciation right is exercised, rather than the number of shares of common stock actually issued upon exercise, will be counted against the number of shares of common stock available for awards under the Amended Plan;

•        establishes a maximum term and a minimum base amount for a stock appreciation right not expressly granted in tandem with a stock option;

•        clarifies that the board of directors may not take any action that is expressly prohibited by the repricing provisions of the Amended Plan;

•        extends the term of the Amended Plan until December 31, 2019; and

•        clarifies that stockholder approval is required for any amendment to the Amended Plan that would materially increase the number of shares of common stock available for issuance under the Amended Plan (other than an increase to reflect permitted adjustments) or would materially expand the class of service providers eligible to participate in the Amended Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2009	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Denise Esposito Denise Esposito Chief Legal Officer SVP, Legal Affairs